Exhibit 99.2

CONSENT OF BB&T Capital Markets, a division of BB&T Securities, LLC

We hereby consent to the inclusion of our opinion letter dated August 21, 2014 to the Board of Directors of MainStreet Bankshares, Inc. (“MainStreet”) included as Appendix B to the proxy statement/prospectus relating to the proposed merger of MainStreet with and into American National Bankshares, Inc. (“American National”) contained in this Registration Statement on Form S-4 of American National, as filed with the Securities and Exchange Commission, and to the references to our firm and such opinion in such Registration Statement. This consent relates solely to the Registration Statement and not to any subsequent amendments thereto or any other document.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the “Act”), as amended, or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the rules and the regulations of the Securities and Exchange Commission thereunder.

/s/ G. Jacob Savage III
G. Jacob Savage III
Senior Managing Director
BB&T Capital Markets
901 E. Byrd Street – Suite 410
Richmond, VA 23219

October 15, 2014